HASI Announces Third Quarter 2023 Results, Record $0.62 Distributable EPS, Affirms Guidance, Continued Improvement in Margins

ANNAPOLIS, Md., November 2, 2023 -- (BUSINESS WIRE) -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("HASI," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate solutions, today reported results for the third quarter of 2023.

Business Highlights
•YTD 2023 volume of $1.8 billion and portfolio growth of $1.2 billion
•YTD asset yields > 9% compared to YTD debt cost of 6.5%1
•Portfolio yield increases to 7.9%
•Well-positioned to achieve guidance without future equity raises through 2024
•Affirm guidance that Distributable Earnings Per Share is expected to grow at a compound annual rate of 10% to 13% from 2021 to 2024, relative to the 2020 baseline of $1.55 per share, which is equivalent to a 2024 midpoint of $2.40 per share. The Company also expects growth of annual dividends per share to be at a compounded annual rate of 5% to 8%

Financial Results

•Delivered $0.20 GAAP diluted EPS QTD compared with $0.38 a year ago
•Delivered $0.62 Distributable EPS QTD compared to $0.49 a year ago
•Increased Portfolio by 11% in the quarter and 41% in the last twelve months to $5.5 billion. Managed assets grew 22% year over year to $11.5 billion
•Increased GAAP-based Net Investment Income by 50% year over year to $17.0 million QTD and Distributable Net Investment Income by 35% year over year to $58.8 million QTD
•Closed $973 million of investments in the third quarter of 2023
•Declared dividend of $0.395 per share
•Adopted tax benefit preservation plan for Net Operating losses, further detailed in concurrent press release
•Announce 2% discount on 2023 Dividend Reinvestment and Stock Purchase Plan ("DRIP") for the third quarter
1 Inclusive of Term Loan A upsize in October 2023

ESG Highlights

•An estimated 127,000 metric tons of carbon emissions will be avoided annually by our transactions closed this quarter, equating to a CarbonCount® score of 0.14 metric tons per $1,000 invested

"We are very pleased with our 2023 performance to date with record earnings, volume, and yields,” said Jeffrey A. Lipson, HASI President and Chief Executive Officer.

“The business model is proving its resiliency as we continue to execute despite challenging capital markets. Demand for climate solutions continues to grow, and HASI’s differentiated business model remains ideally positioned to address the accelerating energy transition markets.”

A summary of our results is shown in the table below:

	For the three months ended September 30, 2023		For the three months ended September 30, 2022
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$21,446	$0.20	$34,534	$0.38
Distributable earnings	68,801	0.62	43,646	0.49
	For the nine months ended September 30, 2023		For the nine months ended September 30, 2022
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$59,075	$0.59	$61,431	$0.69
Distributable earnings	171,605	1.70	142,903	1.61

Financial Results
“Our liquidity position and recent capital raising activities demonstrate the power of our diversified funding platform,” said Marc Pangburn, HASI Chief Financial Officer. “Our strong year-to-date execution positions us well to achieve Guidance without additional equity capital.”

Comparison of the quarter ended September 30, 2023 to the quarter ended September 30, 2022
Total revenue increased by $30 million, driven by $21 million in higher interest and securitization income from a larger portfolio and a higher average rate, and an increase in the managed assets balance. There was an $8 million increase in gain on sale driven by a change in the mix and volume of assets being securitized, which included the balance sheet rotation of certain land assets.
Interest expense increased $14 million primarily due to a larger average outstanding debt balance and a higher average interest rate. We recorded a $10 million provision for loss on receivables and securitization assets as a result of loans and loan commitments made during the quarter as well as changes in our estimated cash flows due to prepayments on certain assets that have been securitized. Other expenses (compensation and benefits and general and administrative expenses) increased by $2 million primarily due to the growth of the company.
We recognized income of $3 million using the hypothetical liquidation at book value method (HLBV) for our equity method investments in the third quarter of 2023, compared to income of $31 million for the same period in 2022. The decrease compared to 2022 is primarily due to fewer tax attributes recognized by tax equity investors in our projects than in the prior year, which decreased our current allocation of HLBV income.
Income tax benefit increased by approximately $13 million in the third quarter of 2023 compared to the same period due to future tax benefits generated by our taxable REIT subsidiaries in the current period.
GAAP net income (loss) in the third quarter of 2023 was $21 million, compared to $35 million in the same period in 2022. Distributable earnings in the third quarter of 2023 was approximately $69 million, an increase of $24 million over the same period in 2022 as a result of growth in distributable net investment income due to the larger portfolio and gain on sale income.

Leverage

The calculation of our fixed-rate debt and leverage ratios as of September 30, 2023 and December 31, 2022 are shown in the table below:

	September 30, 2023	% of Total	December 31, 2022	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$454	12%	$431	14%
Fixed-rate debt (2)	3,204	88%	2,545	86%
Total	$3,658	100%	$2,976	100%
Leverage (3)	1.7 to 1		1.8 to 1
(1)Floating-rate borrowings include borrowings under our floating-rate credit facilities and commercial paper issuances with less than six months original maturity, to the extent such borrowings are not hedged using interest rate swaps.
(2)Fixed-rate debt includes the impact of our interest rate swaps and collars on debt that is otherwise floating. Debt excludes securitizations that are not consolidated on our balance sheet.

(3)Leverage, as measured by our debt-to-equity ratio.

Portfolio
Our balance sheet portfolio totaled approximately $5.5 billion as of September 30, 2023, which included approximately $2.7 billion of behind-the-meter assets and approximately $2.0 billion of grid-connected assets, with the remainder in fuels, transport, and nature. The following is an analysis of the performance ratings of our portfolio as of September 30, 2023:

	Portfolio Performance
	Government	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables	93	2,757	—	—	2,850
Less: Allowance for loss on receivables	—	(51)	—	—	(51)
Net receivables (4)	93	2,706	—	—	2,799
Receivables held-for-sale	3	14	—	—	17
Investments	2	7	—	—	9
Real estate	—	111	—	—	111
Equity method investments (5)	—	2,521	43	—	2,564
Total	$98	$5,359	$43	$—	$5,500
Percent of Portfolio	2%	97%	1%	—%	100%
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Loans in this category are placed on non-accrual status. Previously included in this category was $11 million of loans we had made in a new market venture where the performance was not meeting expectations. We collected this loan in full in the second quarter of 2023 and accordingly released the related allowance.
(4)Total reconciles to the total of the government receivables and commercial receivables lines of the consolidated balance sheets.
(5)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.

Guidance
The Company expects that annual distributable earnings per share will grow at a compounded annual rate of 10% to 13% from 2021 to 2024, relative to the 2020 baseline of $1.55 per share, which is equivalent to a 2024 midpoint of $2.40 per share. The Company also expects growth of annual dividends per share to be at a compounded annual rate of 5% to 8%. This guidance reflects the Company’s judgments and estimates of (i) yield on its existing portfolio; (ii) yield on incremental portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations; and (vi) the general interest rate and market environment. All guidance is based on current expectations of the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team, among other factors. In addition, distributions are subject to approval by the Company’s Board of Directors on a quarterly basis.

The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is announcing today that its Board of Directors approved a quarterly cash dividend of $0.395 per share of common stock. This dividend will be paid on January 12, 2024, to stockholders of record as of December 29, 2023.

2024 REIT Election
Last quarter, the Company announced its plan to revoke its REIT status, effective for the tax year 2024 subject to the Board of Directors and other approvals. We are on track toward executing this proposed plan and do not expect it to change our investment strategy. We will provide further updates in late 2023.

Conference Call and Webcast Information
HASI will host an investor conference call today, Thursday, November 2, 2023, at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 (Toll-Free) or +1-201-389-0918 (toll). Participants should inform the operator you want to be joined to the HASI call. The conference call will also be accessible as an audio webcast with slides on our website. A replay after the event will be accessible as on-demand webcast on our website.

About HASI
HASI (NYSE: HASI) is a leading climate positive investment firm that actively partners with clients to deploy real assets that facilitate the energy transition. With more than $11 billion in managed assets, our vision is that every investment improves our climate future. For more information, please visit hasi.com.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any distributable earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
Investor Contact:
Neha Gaddam
investors@hasi.com
410-571-6189

Media Contact:
Gil Jenkins
media@hasi.com
443-321-5753

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Interest income	$54,295	$34,303	$145,624	$97,904
Rental income	6,039	6,609	19,013	19,716
Gain on sale of assets	22,405	14,490	52,915	51,252
Securitization asset income	5,620	4,403	13,381	9,943
Other income	1,492	345	2,352	2,614
Total revenue	89,851	60,150	233,285	181,429
Expenses
Interest expense	43,295	29,556	120,413	85,035
Provision for loss on receivables	9,792	(2,463)	12,481	6,222
Compensation and benefits	16,296	12,933	48,527	50,108
General and administrative	6,708	8,150	24,826	22,696
Total expenses	76,091	48,176	206,247	164,061
Income before equity method investments	13,760	11,974	27,039	17,368
Income (loss) from equity method investments	2,759	30,552	27,429	58,533
Income (loss) before income taxes	16,519	42,526	54,468	75,901
Income tax (expense) benefit	5,128	(7,585)	5,299	(13,794)
Net income (loss)	$21,647	$34,941	$59,767	$62,107
Net income (loss) attributable to non-controlling interest holders	201	407	692	676
Net income (loss) attributable to controlling stockholders	$21,446	$34,534	$59,075	$61,431
Basic earnings (loss) per common share	$0.20	$0.39	$0.59	$0.70
Diluted earnings (loss) per common share	$0.20	$0.38	$0.59	$0.69
Weighted average common shares outstanding—basic	107,715,057	87,721,756	98,665,598	86,784,895
Weighted average common shares outstanding—diluted	109,145,088	90,762,820	101,142,782	89,928,741

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$155,500	$155,714
Equity method investments	2,563,948	1,869,712
Commercial receivables, net of allowance of $51 million and $41 million, respectively	2,705,976	1,887,483
Government receivables	93,364	102,511
Receivables held-for-sale	16,660	85,254
Real estate	111,249	353,000
Investments	9,370	10,200
Securitization assets, net of allowance of $3 million and $0, respectively	182,824	177,032
Other assets	69,253	119,242
Total Assets	$5,908,144	$4,760,148
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$150,584	$120,114
Credit facilities	486,724	50,698
Green commercial paper notes	49,974	192
Term loan facility	567,244	379,742
Non-recourse debt (secured by assets of $245 million and $632 million, respectively)	167,622	432,756
Senior unsecured notes	1,782,197	1,767,647
Convertible notes	603,905	344,253
Total Liabilities	3,808,250	3,095,402
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 111,167,157 and 90,837,008 shares issued and outstanding, respectively	1,112	908
Additional paid in capital	2,353,453	1,924,200
Accumulated deficit	(348,929)	(285,474)
Accumulated other comprehensive income (loss)	47,264	(10,397)
Non-controlling interest	46,994	35,509
Total Stockholders’ Equity	2,099,894	1,664,746
Total Liabilities and Stockholders’ Equity	$5,908,144	$4,760,148

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
(UNAUDITED)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income (loss)	$59,767	$62,107
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loss on receivables	12,481	6,222
Depreciation and amortization	2,746	2,938
Amortization of financing costs	9,347	8,666
Equity-based compensation	14,977	17,994
Equity method investments	(937)	(26,340)
Non-cash gain on securitization	(34,080)	(25,201)
(Gain) loss on sale of receivables and investments	1,305	(218)
Changes in receivables held-for-sale	40,183	5,466
Changes in accounts payable and accrued expenses	8,952	28,154
Change in accrued interest on receivables and investments	(26,087)	(10,077)
Other	3,686	(5,736)
Net cash provided by (used in) operating activities	92,340	63,975
Cash flows from investing activities
Equity method investments	(583,323)	(143,645)
Equity method investment distributions received	20,259	99,599
Proceeds from sales of equity method investments	—	1,700
Purchases of and investments in receivables	(1,016,467)	(337,517)
Principal collections from receivables	167,406	106,695
Proceeds from sales of receivables	7,634	5,047
Purchases of real estate	—	(4,550)
Purchases of investments and securitization assets	(14,404)	(2,329)
Proceeds from sales of investments and securitization assets	—	7,020
Funding of escrow accounts	—	(228)
Withdrawal from escrow accounts	—	15,156
Other	(285)	(815)
Net cash provided by (used in) investing activities	(1,419,180)	(253,867)

	Nine Months Ended September 30,
	2023	2022
Cash flows from financing activities
Proceeds from credit facilities	777,000	100,000
Principal payments on credit facilities	(342,000)	(100,000)
Proceeds from issuance of term loan	200,000	—
Principal payments on term loan	(9,575)	—
Proceeds from issuance of commercial paper notes	49,775	50,000
Principal payments on non-recourse debt	(14,714)	(22,127)
Proceeds from issuance of convertible notes	402,500	200,000
Principal payments on convertible notes	(143,748)	—
Purchase of capped calls related to the issuance of convertible notes	(37,835)	—
Net proceeds of common stock issuances	465,015	127,008
Payments of dividends and distributions	(115,087)	(98,310)
Withholdings on employee share vesting	(1,466)	(3,211)
Payment of financing costs	(13,302)	(8,203)
Receipt of hedge collateral	106,330	—
Other	(2,493)	(8,128)
Net cash provided by (used in) financing activities	1,320,400	237,029
Increase (decrease) in cash, cash equivalents, and restricted cash	(6,440)	47,137
Cash, cash equivalents, and restricted cash at beginning of period	175,972	251,073
Cash, cash equivalents, and restricted cash at end of period	$169,532	$298,210
Interest paid	$91,988	$62,594
Supplemental disclosure of non-cash activity
Residual assets retained from securitization transactions	$26,020	$25,374
Equity method investments received upon deconsolidation of a special purpose entity	144,603	—
Issuance of common stock from conversion of Convertible Notes	—	7,674
Deconsolidation of non-recourse debt	257,746	—
Deconsolidation of assets pledged for non-recourse debt	374,608	—

EXPLANATORY NOTES
Non-GAAP Financial Measures
Distributable Earnings

We calculate distributable earnings as GAAP net income (loss) excluding non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, losses or (gains) from modification or extinguishment of debt facilities, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership (our “Operating Partnership”). We also make an adjustment to our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our distributable earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, distributable earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors.
We believe a non-GAAP measure, such as distributable earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. As a REIT, we are required to distribute substantially all of our taxable income to investors in the form of dividends, which is a principal focus of our investors. Additionally, we believe that our investors also use distributable earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of distributable earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our underwritten project cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. The investment tax credit available for election in solar projects is a one-time credit realized in the quarter when the project is considered operational for tax purposes and is fully allocated under HLBV in that quarter (subject to an impairment test), while the production tax credit required for wind projects and electable for solar projects is a ten year credit and thus is allocated under HLBV over a ten year period. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations in a given period. We also consider the impact of any OTTI in determining our income from equity method investments.
The cash distributions for those equity method investments where we apply HLBV are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method in any one period. Thus, in calculating distributable earnings, for certain of these investments where there are characteristics as described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the underwritten investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our distributable earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.

We have acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project. The following table provides our results related to our equity method investments for the three and nine months ended September 30, 2023 and 2022.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in millions)
Income (loss) under GAAP	$3	$31	$27	$59

Collections of Distributable earnings	$12	$20	$30	$41
Return of capital	12	60	17	91
Cash collected	$24	$80	$47	$132
Distributable earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating distributable earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported distributable earnings may not be comparable to similar metrics reported by other companies.
Reconciliation of our GAAP Net Income to Distributable Earnings
We have calculated our distributable earnings and provided a reconciliation of our GAAP net income to distributable earnings for the three and nine months ended September 30, 2023 and 2022 in the tables below.

	For the three months ended September 30, 2023		For the three months ended September 30, 2022
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$21,446	$0.20	$34,534	$0.38
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(2,759)		(30,552)
Add equity method investments earnings	41,034		31,315
Equity-based expense	3,499		2,060
Provision for loss on receivables	9,792		(2,463)
Amortization of intangibles (2)	716		760
Non-cash provision (benefit) for income taxes	(5,128)		7,585
Net income attributable to non-controlling interest	201		407
Distributable earnings (3)	$68,801	$0.62	$43,646	$0.49
(1)	The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)	Adds back non-cash amortization of lease and pre-IPO intangibles.
(3)
Distributable earnings per share for the three months ended September 30, 2023 and 2022, are based on 110,290,640 shares and 89,635,572 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on the value of the underlying shares compared to the conversion price. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls in assessing whether an instrument is equity-like or debt like.

	For the nine months ended September 30, 2023		For the nine months ended September 30, 2022
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$59,075	$0.59	$61,431	$0.69
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(27,429)		(58,533)
Add equity method investments earnings	113,453		98,960
Equity-based expense	16,372		17,993
Provision for loss on receivables	12,481		6,222
Amortization of intangibles (2)	2,260		2,360
Non-cash provision (benefit) for income taxes	(5,299)		13,794
Net income attributable to non-controlling interest	692		676
Distributable earnings (3)	$171,605	$1.70	$142,903	$1.61
(1)	The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)	Adds back non-cash amortization of lease and pre-IPO intangibles.
(3)
Distributable earnings per share for the three months ended September 30, 2023 and 2022, are based on 101,046,485 shares and 88,612,178 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on the value of the underlying shares compared to the conversion price. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls in assessing whether an instrument is equity-like or debt like.

Distributable Net Investment Income

We have a portfolio of debt and equity investments in climate change solutions. We calculate distributable net investment income by adjusting GAAP-based net investment income for those distributable earnings adjustments described above which impact investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing. Our management also uses distributable net investment income in this way. Our non-GAAP distributable net investment income measure may not be comparable to similarly titled measures used by other companies. The following is a reconciliation of our GAAP-based net investment income to our distributable net investment income:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in thousands)
Interest income	$54,295	$34,303	$145,624	$97,904
Rental income	6,039	6,609	19,013	19,716
GAAP-based investment revenue	60,334	40,912	164,637	117,620
Interest expense	43,295	29,556	120,413	85,035
GAAP-based net investment income	17,039	11,356	44,224	32,585
Equity method earnings adjustment (1)	41,034	31,315	113,453	98,960
Amortization of real estate intangibles (2)	716	760	2,260	2,292
Distributable net investment income	$58,789	$43,431	$159,937	$133,837

(1)     Reflects adjustment for equity method investments described above.

(2)    Adds back non-cash amortization related to acquired real estate leases.

Managed Assets

As we both consolidate assets on our balance sheet and securitize assets, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as servicing rights or a retained interest in cash flows. Thus, we present our investments on a non-GAAP “managed” basis, which assumes that securitized receivables are not sold. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet receivables that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, investments, and residual assets in securitized receivables. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of September 30, 2023 and December 31, 2022:

	As of
	September 30, 2023	December 31, 2022
	(dollars in millions)
Equity method investments	$2,564	$1,870
Commercial receivables, net of allowance	2,706	1,887
Government receivables	93	103
Receivables held-for-sale	17	85
Real estate	111	353
Investments	9	10
GAAP-Based Portfolio	5,500	4,308
Assets held in securitization trusts	5,978	5,486
Managed assets	$11,478	$9,794